UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): December 3, 2007

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, N.E.

Suite 1200

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

(770) 206-4200

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2007, the Company announced that Evan L. Hart, age 43, became Vice President and Controller of Mueller Water Products, Inc. A copy of the press release announcing Mr. Hart’s appointment is attached here to as Exhibit 99.1.

Mr. Hart previously served as Vice President, Financial Planning and Analysis since September 2006. Prior to joining the Company, he was Vice President, Controller and Treasurer of Unisource Worldwide, Inc., a marketer and distributor of commercial printing & business imaging papers, packaging systems, and facility supplies and equipment, since November 2002.

The key terms of Mr. Hart’s compensation package are set forth below:

•	Base salary of approximately $205,000 per year;

•	Participation in the Company’s incentive bonus plan with an annual bonus target of 40% of annual base salary and an actual payment of 0% to 200% of target;

•	Eligibility for an annual equity award pursuant to the Company’s Long-Term Incentive Plan;

•

In the event of termination other than for cause (defined to include, among other things, fraudulent preparation of financial information of the Company), twelve months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination; and

•	Three weeks annual vacation.

On December 3, 2007, Jeffery W. Sprick, the Company’s former Senior Vice President and Chief Accounting Officer, left employment with the Company in conjunction with a reorganization of the finance department. Management has offered Mr. Sprick a consulting arrangement with respect to accounting and financial reporting matters.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release Dated December 7, 2007 – Hart Named Vice President and Controller for Mueller Water Products

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2007	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Robert Barker
Robert Barker
Executive Vice President, General Counsel and Corporate Secretary

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